Exhibit 99
GORMAN-RUPP REPORTS FOURTH QUARTER AND 2009 RESULTS
Mansfield, Ohio — February 11, 2010 — The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales and earnings for the fourth quarter and twelve months ended December 31, 2009.
Net sales during the fourth quarter ended December 31, 2009 were $62.2 million, 23.2% lower than the $81.0 million during the same period in 2008. Net income was $3.7 million, a decrease of 22.0% compared to $4.8 million in the fourth quarter 2008. Earnings per share were $0.22 and $0.29 for the comparable periods.
Net sales during the quarter continued to be negatively impacted by the global recession. The decline in shipments for the quarter was across most of the markets the Company serves, with the largest declines in the construction, industrial, municipal, fire protection and original equipment markets.
The decline in earnings for the quarter principally reflects decreased operating leverage on the lower volume of sales. Increased pension expense of $0.03 per share and depreciation expense of $0.02 per share was offset by a decrease in LIFO expense of $0.10 per share. Of this decrease in LIFO expense, $0.04 was due to the partial liquidation of LIFO quantities during the fourth quarter 2009 due to lower sales levels.
Net sales during 2009 were $266.2 million, 19.5% lower than the record $330.6 million during 2008. Net income was $18.3 million, a decrease of 32.8% from the $27.2 million in 2008. Earnings per share were $1.09 and $1.63 for the comparable periods. The decline in shipments for the year was also because most of the markets the Company serves experienced recessionary challenges throughout the year.
The Company’s backlog of orders was $93.7 million at December 31, 2009 compared to $107.8 million the year before, with the largest decline coming from the original equipment market. The backlog increased 10% during the fourth quarter from $85.2 million at September 30, 2009 as incoming orders for custom pumps for flood control projects and fire protection increased.
The Company’s balance sheet continues to remain strong through this period of reduced sales and earnings. The Company generated a record $49.6 million in operating cash flow during 2009, primarily due to lower inventory and accounts receivable balances. As a result, the Company has strong liquidity with $45.9 million cash and short-term investments at year end. The Mansfield Division’s manufacturing operations and offices moved into new state-of-the-art 460,500 square foot facilities during the fourth quarter. This expansion and consolidation of Mansfield Division operations positions the Company for long-term improved productivity and growth. During the quarter, $9.8 million of borrowings used to partially finance this construction project were paid back with the remaining $15.0 million planned to be paid back by the end of the third quarter 2010.
Jeffrey S. Gorman, President and CEO said, “This past year was a challenge for the Company as sales and earnings were reduced from our record performance in 2008. We anticipate a somewhat better, yet still challenging 2010. Capital spending in the domestic commercial markets is forecast to remain weak, while water and wastewater infrastructure and international markets should show modest growth compared to 2009. We are hopeful the economy will continue to stabilize and grow. However, we do not foresee a robust increase in capital spending, especially in the first half of this year.”

Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477.
For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.
The Gorman-Rupp company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net sales	$62,203	$80,993	$266,242	$330,646
Cost of products sold	47,665	64,326	204,469	253,557

Gross profit	14,538	16,667	61,773	77,089

Selling, general and administrative expenses	9,229	10,106	35,380	38,101

Operating income	5,309	6,561	26,393	38,988

Other income (expense) — net	71	(297)	862	1,506

Income before income taxes	5,380	6,264	27,255	40,494
Income taxes	1,661	1,499	8,986	13,297

Net income	$3,719	$4,765	$18,269	$27,197

Basic and diluted earnings per share	$0.22	$0.29	$1.09	$1.63
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	December 31,	December 31,
	2009	2008
Assets
Cash and short-term investments	$45,908	$23,793
Accounts receivable — net	37,239	48,200
Inventories	40,506	56,881
Deferred income taxes and other current assets	7,747	5,392

Total current assets	131,400	134,266

Property, plant and equipment — net	108,523	80,406

Deferred income taxes and other assets	9,501	16,866

Total assets	$249,424	$231,538

Liabilities and shareholders’ equity

Accounts payable	$8,972	$15,878
Short-term debt	15,000	—
Accrued liabilities and expenses	19,203	19,691

Total current liabilities	43,175	35,569

Deferred and other income taxes	1,323	1,322
Retirement benefits	5,044	11,421
Postretirement benefits	22,270	24,020

The Gorman-Rupp Company shareholders’ equity	176,905	158,588
Noncontrolling interest	707	618

Total shareholders’ equity	177,612	159,206

Total liabilities and shareholders’ equity	$249,424	$231,538

Shares outstanding	16,710,535	16,707,535